EXHIBIT 4.3

                                 PROMISSORY NOTE

Principal    Loan Date   Maturity    Loan No.  Collateral  Account  Officer
$126,104.00  10-22-1998  10-22-2002  9004      367         228638   SAB06


Borrower: LL BROWN AND ASSOCIATES, INC   Lender: Key Bank National Association
           1107 SW GRADYAY SUITE 106             Totem Lake
           RENTON, WA OWN                        12604 Totem lake Blvd.
                                                 Kirkland, WA 98034

Principal Amount:  $126,104.00  Initial Rate: 10.000%
                                                   Date of Note:October 22, 1998


PROMISE TO PAY. L L BROWN AND ASSOCIATES, INC ('Borrower") promises to pay to Key Bank* National Association or order, In lawful money of the United States of America, the principal amount of One Hundred Twenty Six Thousand One Hundred Four St 001100 Dollars ($126,104.00), together with Interest on the unpaid principal balance from October 22, 199S, until paid In full.

PAYMENT. 800d. to any payment changes resulting from changes In the Index, Borrower will pay this loan In 48 payments of $3207.26 each payment. Borrower's final payment Is due November 22 ' 1998, and all subsequent payments we due on the same day of each month after that. Borrowers final payment will be due on October 22, 2002, so will be for all principal and all accrued interest not yet paid. Payments Include principal and Interest. Interest on this Note Is computed on a 365/360 simple Interest basis; that is, by applying the ratio of the annual Interest rate over a you of 360 days, times the outstanding principal balance, times the actual number of days the principal balance Is outstanding. Borrower will pay Lender at Lenders address shown above or at such other place as Lender may designate In writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid Interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

VARIABLE INTEREST RATE. The Interest rate on this Note Is subject to change from time to time based on changes In an Index which Is Lender's Prime Rate (the Index*). This Is the rate Lender charges, or would charge, on 90-day unsecured loans to the most creditworthy corporate customers. This rate may or may not be the lowest rate available from Lender at any given time. Lender will tell Borrower the current index rate upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The Interest rate change will not occur more often than each day. The index currently Is 8.000% pare annum. The Interest rate to be applied to the unpaid principal balance of this Note will be al a rate of 2.000 percentage points over the Index, resulting In an initial rate of 10.000% per annum. NOTICE: Under no circumstances will the Interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever Increases occur In the Interest rate, Lender, at Its option, may do one or more of the following: (a) Increase




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Borrower's payments to ensure Borrower's loan will pay off by Its original final maturity date, (b) Increase Borrower's payments to cover accruing Interest, (c) Increase the number of Borrower's payments, and (d) continue Borrower's payments at the same amount and Increase Borrower's final payment.


PREPAYMENT. Borrower agrees that all loan fen and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it Is due. Early payments will not, unless agreed to by Lender In writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, they will reduce the principal balance due and may result in borrower making fewer payments.

LATE CHARGE. If a payment Is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $211.1110, whichever Is greater.

DEFALLT. Borrower will be In default If any of the following happens: (a) Borrower falls to make any payment when due. (b) Borrower breaks any promise Borrower has made to Lender, or Borrower falls to comply with or to perform when due any other term, obligation, covenant, or condition contained In Oft Note or any agreement related to this Note, or In any other agreement or loan Borrower has with Lender. (c) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading In any material respect either now or at the time made or furnished. (d) Borrower becomes Insolvent, a receiver Is appointed for any part of Borrowers property, Borrower makes an assignment for the benefit of creditors, or any proceeding Is commenced either by Borrower or against Borrower under any bankruptcy or Insolvency laws.
(e) Any creditor tries to take any of Borrower's property on or In which Lender has a lion or security Interest. This Includes a garnishment of any of Borrower's accounts with Lender. (1) Any guarantor con or any of the other events described In this default *action occurs with respect to any guarantor of this Note. (9) A material adverse change occurs In Borrower's financial condition, or Lender believes the prospect of payment or performance of the Indebtedness Is Impaired. (h) Lender In good faith deems itself insecure. If any default, other than a default In payment, Is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) If Borrower, after receiving written notice from Lender demanding cure of such default. (a) cures the default within fifteen (16) days; or (b) if the cure requires more than fifteen (15) days, Immediately initiates steps which Lender deems In Lender's sole discretion to be sufficient to cure the default and thereafter continues and complain all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid Interest Immediately due, without notice, and then Borrower will pay that amount. Upon default, Including failure to pay upon final maturity, Lender, at Its option, may also, If permitted under applicable law, Increase the variable Interest rate on this Note to 5.000 percentage points over the Index. The Interest rate will not



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exceed the maximum rate  permitted  by  applicable  law.  Lender may hire or pay someone else to help collect this note If Borrower don not pay. Borrower also will pay Lender that amount. This Includes, subject to any limits under applicable law, Lender's attorneys' ion and Lender's legal expenses whether or not there Is a lawsuit, Including attorneys' few and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or Injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, In addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender In the Side of Washington. If there Is a lawsuit, Borrower ogre" upon Lender's request to submit to the jurisdiction of the courts of King County, the Stain of Washington. Lender and Borrower hereby waive the right to any jury trial In any action, proceeding, or counterclaim brought by ~ Lender or Borrower against the other. This Note shall be governed by and construed In accordance with the laws of the Side of Washington.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $20.00 If Borrower makes a payment on Borrowers loan and the check or pre authorized charge with which Borrower pays Is later dishonored.

RIGHT OF SET OFF. Borrower grants to Lender a contractual security Interest In, and hereby assigns, convoys, delivers, pledges, and transfers to Lender all Borrowers right, DW and Interest In and to, Borrower's accounts with Lender (whether checking, savings, or some other account), Including without limitation all accounts hold jointly with someone else and all accounts Borrower may open In the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permited by applicable law, to charge or set all sums owing on this Note against any and all such accounts.




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[GRAPHIC OMITTED]



10-22-1998                  PROMISSORY NOTE                           Page 2
Loan No 9004                  (Continued)

COLLATERAL. This Note Is secured by DEED OF TRUST DATED SEPTEMBER 2,1994 FROM LES I ER L BROWN AND CAROLYN SCOTT BROWN TO LENDER.

PRIOR NOTE. NOTE #228638:2009503.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change In the terms of this Note, and unless otherwise expressly stated In writing, no party who signs this Nab, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or Impair, fail to realize upon or perfect Lender's security Interest In the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. AN such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification Is made.

PRIOR TO SIGNING TI*S NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

ORAL, AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE 'UNDER WASHINGTON LAW.


BORROWER:
L L BROWN AND ASSOCIATES, INC

By:  /s/ Carolyn Scott Brown
     -----------------------
CAROLYN SCOTT BROWN, President